As filed with the Securities and Exchange Commission on March 23, 2016

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Park Sterling Corporation

(Exact name of registrant as specified in its charter)

North Carolina	1043 E. Morehead Street, Suite 201 Charlotte, North Carolina 28204	27-4107242
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Park Sterling Corporation 2010 Stock Incentive Plan

(Full title of the plan)

James C. Cherry

Chief Executive Officer

Park Sterling Corporation

1043 E. Morehead Street, Suite 201

Charlotte, North Carolina 28204

(Name and address of agent for service)

(704) 716-2134

(Telephone number, including area code, of agent for service)

Copies to:

P. Christian Scheurer

McGuireWoods LLP

201 North Tryon Street

Charlotte, North Carolina 28202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value per share	184,789 shares	$6.55 (2)	$1,210,368	$122

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable under the Plan to prevent dilution by reason of any stock dividend, stock split or other similar transaction.

(2)

Determined on the basis of the average of the high and low prices of the Common Stock reported on The NASDAQ Global Select Market on March 21, 2016 in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

EXPLANATORY NOTE

On January 1, 2016, First Capital Bancorp, Inc. (“First Capital”) merged with and into Park Sterling Corporation (the “Registrant”). This Registration Statement on Form S-8 is filed by the Registrant relating to 184,789 shares of its common stock, par value $1.00 per share (the “Common Stock”), issuable to eligible employees of the Registrant (in accordance with the rules and regulations of NASDAQ) pursuant to awards that may be issued by the Registrant under the First Capital Bancorp, Inc. 2010 Stock Incentive Plan (renamed the Park Sterling Corporation 2010 Stock Incentive Plan or the “Plan”) assumed by the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating individuals as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and in the Prospectus constituting a part of this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K, filed March 4, 2016;

(b) The Registrant’s Current Reports on Form 8-K filed January 5, 2016, January 28, 2016 and February 9, 2016 (in each case, other than information that is furnished but that is deemed not to have been filed); and

(d) The description of the Registrant’s common stock that is contained in the Registrant’s Current Report on Form 8-K filed January 13, 2011, or any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed) prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or in any other contemporaneously or subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (the “NCBCA”) contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because he or she was a director or officer against reasonable expenses when he or she is wholly successful, on the merits or otherwise, in his or her defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

In accordance with the NCBCA, Article 11 of our articles of incorporation provide for indemnification to the fullest extent permitted by the NCBCA of all persons we have the power to indemnify under the NCBCA. Such indemnification is not exclusive of rights to indemnification under any bylaw, shareholder or disinterested directors’ vote or otherwise. In addition, our bylaws provide that we shall, under certain circumstances, indemnify our directors, officers, employees or agents for reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including attorneys’ fees), in any proceeding to which such person is made a party because he or she is director, officer, employee or agent, or as a director, officer, employee or agent of another corporation if serving at our request, if the individual acted in a manner he or she believed in good faith to be in or not opposed to our best interests and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful, except that any indemnification in connection with a proceeding by or in our right is limited to reasonable expenses incurred in connection with the proceeding. The above standard of conduct is determined by the disinterested members of our board of directors or a committee thereof, or special legal counsel or our shareholders. Our bylaws further provide that we will indemnify any of our directors, officers, employees or agents for reasonable expenses incurred by such person in connection with a proceeding to which such person is a party because he or she serves in such capacity, if such person is successful, on the merits or otherwise, in such proceeding. Pursuant to the bylaws and as authorized by statute, we maintain insurance on behalf of our directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise. In addition, our articles of incorporation prevent the recovery by us or any of our shareholders of monetary damages against our directors to the fullest extent permitted by the NCBCA.

The foregoing is only a general summary of certain aspects of the NCBCA and our articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article 11 of our articles of incorporation and Article IX of our bylaws.

Federal banking law, which is applicable to the Registrant as a bank holding company and to its subsidiary, Park Sterling Bank (the “Bank”), as an insured depository institution, limits the ability of the Registrant and the Bank to indemnify their directors and officers. Generally, subject to certain exceptions, neither the Registrant nor the Bank may make, or agree to make, indemnification payments to, or for the benefit of, an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of the affairs of the Registrant or the Bank, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, the Registrant or the Bank, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith and in a manner such person believed to be in the best interests of the institution, (ii) determines after investigation that making indemnification payments would not materially adversely affect safety and soundness of the Registrant or the Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse the Registrant or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit

5.1	Opinion of McGuireWoods LLP as to the legality of the securities being registered

10.1	Park Sterling Corporation 2010 Stock Incentive Plan

10.2	Amendment No. 1 to Park Sterling Corporation 2010 Stock Incentive Plan

23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)

23.2	Consent of Dixon Hughes Goodman LLP

24.1	Power of Attorney (included on the signature page to this registration statement)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on March 23, 2016.

PARK STERLING CORPORATION

By:	/s/ James C. Cherry
James C. Cherry
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of Park Sterling Corporation and the several undersigned officers and directors thereof whose signatures appear below, hereby makes, constitutes and appoints James C. Cherry and Donald K. Truslow, and each of them acting individually, its, his and her true and lawful attorneys with power to act without any other and with full power of substitution, to execute, deliver and file in its, his and her name and on its, his and her behalf, and in each of the undersigned Officer’s and Director’s capacity or capacities as shown below, (a) any and all documents in support of this registration statement or supplemental thereto and any and all amendments, including any and all post-effective amendments, to the foregoing (hereinafter called the “Registration Statement”), and (b) such registration statements, petitions, applications, consents to service of process or other instruments, any and all documents in support thereof or supplemental thereto, and any and all amendments or supplements to the foregoing, as may be necessary or advisable to qualify or register the securities covered by this Registration Statement under such securities laws, regulations or requirements as may be applicable; and each of Park Sterling Corporation and the undersigned officers and directors hereby grants to such attorneys, and to each of them, full power and authority to do and perform each and every act and thing whatsoever as such attorneys or attorney may deem necessary or advisable to carry out fully the intent of this power of attorney to the same extent and with the same effect as Park Sterling Corporation might or could do, and as each of the undersigned officers and directors might or could do personally in his or her capacity or capacities as aforesaid, and each of Park Sterling Corporation and such officers and directors hereby ratifies and confirms all acts and things which such attorneys or attorney might do or cause to be done by virtue of this power of attorney and its, his or her signature as the same may be signed by such attorneys or attorney, or any of them, to any or all of the following (and/or any and all amendments and supplements to any or all thereof): such Registration Statement under the Securities Act of 1933, as amended, and all such registration statements, petitions, applications, consents to service of process and other instruments, and any and all documents in support thereof or supplemental thereto, under such securities laws, regulations and requirements as may be applicable.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Cherry	Chief Executive Officer and Director	March 23, 2016
James C. Cherry	(Principal Executive Officer)

/s/ Donald K. Truslow	Chief Financial Officer (Principal	March 23, 2016
Donald K. Truslow	Financial Officer)

/s/ Susan D. Sabo	Chief Accounting Officer (Principal	March 23, 2016
Susan D. Sabo	Accounting Officer)

/s/ Leslie M. Baker, Jr.	Chairman of the Board	March 23, 2016
Leslie M. Baker, Jr.

/s/ Walter C. Ayers	Director	March 23, 2016
Walter C. Ayers

/s/ Larry W. Carroll	Director	March 23, 2016
Larry W. Carroll

/s/ Jean E. Davis	Director	March 23, 2016
Jean E. Davis

/s/ Grant S. Grayson	Director	March 23, 2016
Grant S. Grayson

/s/ Patricia C. Hartung	Director	March 23, 2016
Patricia C. Hartung

/s/ Thomas B. Henson	Director	March 23, 2016
Thomas B. Henson

/s/ Jeffrey S. Kane	Director	March 23, 2016
Jeffrey S. Kane

/s/ Kim S. Price	Director	March 23, 2016
Kim S. Price

/s/ Ben R. Rudisill	Director	March 23, 2016
Ben R. Rudisill

/s/ Robert G. Whitten	Director	March 23, 2016
Robert G. Whitten

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1	Opinion of McGuireWoods LLP as to the legality of the securities being registered

10.1	Park Sterling Corporation 2010 Stock Incentive Plan

10.2	Amendment No. 1 to Park Sterling Corporation 2010 Stock Incentive Plan

23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)

23.2	Consent of Dixon Hughes Goodman LLP

24.1	Power of Attorney (included on the signature page to this registration statement)